Exhibit 10.5

NON-QUALIFIED STOCK OPTION AGREEMENT

Post Holdings, Inc. (the “Company”) grants this Non-Qualified Stock Option to                     (“Optionee”), effective                      , 20        (“Grant Date”), to purchase a total of                     shares of its Stock at an exercise price of $             per share pursuant to the Post Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”).

NOW THEREFORE, the Company and Optionee agree, for and in consideration of the terms hereof, as follows:

1.	Exercise—Subject to the provisions of the Plan and the following terms, Optionee may exercise this option from time to time by tendering to the Company (or its designated agent), written notice of exercise, which will state the number of shares under the Option to be exercised, together with the purchase price in either cash or, if the Committee so permits, in Shares at the Fair Market Value. Notwithstanding the foregoing, if the Committee so permits, the purchase price may be payable through a net or cashless exercise as permitted by the Committee or through such other methods or forms as the Committee may approve in its discretion subject to such rules and procedures as it may establish.

2.	When Exercisable—This Option becomes exercisable at the rate of [one-third of the total Shares on each of the first, second and third anniversaries of the Grant Date]. Subject to the provisions of the Plan and any vesting and other terms herein, this Option remains exercisable through the tenth anniversary of the Grant Date (“Expiration Date”) unless Optionee is no longer employed by the Company, in which case the Option is exercisable only if permitted by, and in accordance with, the provisions of paragraph 3 below.

3.	Accelerated Exercise—Notwithstanding the above, this Option shall become exercisable before the normal exercise dates set forth in paragraph 2 above upon the occurrence of any of the events set forth below while Optionee is employed by the Company (hereinafter referred to as an “Accelerating Event”). This Option shall become exercisable in full on the date of such Accelerating Event, as set forth below, and shall remain exercisable for the periods also set forth below or until the Expiration Date, whichever occurs first. Thereafter, the unexercised portion of this Option is forfeited and may not be exercised. Accelerating Events include the following:

a.	Death of Optionee; exercisable for three years.

b.	Disability of Optionee; exercisable for three years.

c.	Voluntary termination of Optionee’s employment at or after attainment of age 62; exercisable for three years.

d.	Involuntary termination of employment of Optionee, other than a termination for death, Disability, or Cause; exercisable for six months.

e.	Occurrence of a Change in Control Date; exercisable for six months after the Change in Control Date.

4.	Forfeiture—This paragraph sets forth the circumstances under which this Option will be forfeited. All shares not exercisable shall be forfeited upon the occurrence of any of the following events (any of which is referred to as a “Forfeiture Event”):

a.	Optionee is terminated for Cause;

b.	Optionee voluntarily terminates employment prior to age 62;

c.	Optionee engages in competition with the Company; or

d.	Optionee engages in any of the following actions:

(i)	intentional misconduct in the performance of Optionee’s job with the Company or any subsidiary;

(ii)	being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;

(iii)	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;

(iv)	misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;

(v)	improperly disclosing material nonpublic information regarding the Company or any subsidiary;

(vi)	after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any subsidiary;

(vii)	after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or

(viii)	inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

Upon the occurrence of a Forfeiture Event, those portions of this Option not exercisable will be forfeited and may not be exercised. Notwithstanding any other provision of this Option, any portion of this Option exercisable (either in accordance with the normal exercise dates set forth in paragraph 2 or pursuant to an acceleration of exercisability under paragraph 3) at the occurrence of a Forfeiture Event shall remain exercisable for seven (7) days following the occurrence of a Forfeiture Event (but in no event later than the Expiration Date). Therefore, any exercisable portion of this Option that is not exercised within such seven (7) day period (or by the Expiration Date if earlier) will be forfeited and may not be exercised. The Committee or entire Board may waive any condition of forfeiture described in this paragraph.

5.	This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof. The Optionee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Optionee in the Plan shall be on the basis of a warranty by the Optionee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

6.	No amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Optionee. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the Optionee’s rights under this Option Agreement.

7.	During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may request authorization from the Committee to assign his or her rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Opionee, the Optionee’s spouse or the Optionee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Optionee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Optionee under the Plan and this Agreement and shall be entitled to all the rights of the Optionee under the Plan.

ACKNOWLEDGED AND ACCEPTED:	POST HOLDINGS, INC.

By:
Optionee
Name:
Date
Title:

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